EXHIBIT 10.4

March 16, 2007

Peter P. Sach

54 Gentry Drive

Fairhaven, NJ 07704

RE:	Amendment No. 1 to Offer Letter (the “Amendment”)

Dear Peter:

In connection with the Offer Letter dated July 5, 2001 (the “Letter”) by and between Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), and you, you and the Company desire to amend certain provisions of the Letter as follows:

1. The section entitled “Termination of Employment” of the Letter is amended by deleting such section in its entirety and substituting therefore the following:

“Termination of Employment:

a.	In the event that your employment hereunder is terminated by the Company (A) without cause or (B) by you for Good Reason (as defined below) within six (6) months following a Change of Control (as defined below), the Company will pay you, subject to your compliance with this and paragraphs b, c and d following, (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to twelve (12) month’s base salary at the rate in effect on the date of termination; (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under a Company health or welfare plan for you and your dependents during the twelve (12) month period following the date of termination (the “Twelve Month Period”); and (iv) an amount equal to any employer contribution that would have been made by the Company pursuant to any retirement plan of the Company on your behalf and you remained employed by the Company during the Twelve Month Period assuming you contributed the maximum amount to such plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) and (iv) of this paragraph (a) shall not exceed $25,000.

b.	In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.

c.	In addition, in all termination events, except as specifically provided in the Relocation Expense Repayment section, the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs.

d.	For purposes of this letter, “cause” shall mean any of the following: (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company, (x) conviction of or plea of guilty or any plea other than “not guilty” to a felony; (y) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation of fraud with regard to the property of the Company or its affiliates.

e.	For purposes of this letter, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(I)	a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(II)	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, or

(III)

the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

f.	For purposes of this letter, “Good Reason” means, without your written consent:

(I)	a material adverse change in your title or the duties assigned to you;

(II)	any material failure by the Company to comply with the provisions of this letter; or

(III)	any requirement by the Company that your primary office location be other than in the states of New York, New Jersey or Connecticut.”

2. Except as specifically amended by this Amendment, the Letter shall remain in full force and effect in accordance with its terms.

3. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If the foregoing accurately reflects the understanding of the parties hereto, please so indicate by executing both originals of this Amendment in the space provided below and returning one executed original to us.

ARBINET-THEXCHANGE, INC.

	By:	/s/ J. Curt Hockemeier
	Name:	J. Curt Hockemeier
	Title:	President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Peter P. Sach
Peter P. Sach